Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2005 Results
     Houston, Texas (March 16, 2006) — Pioneer Companies, Inc. [Nasdaq: PONR] today reported that, for the fourth quarter of 2005, it had net income of $11.1 million, or $0.94 per diluted share, compared to net income of $4.5 million, or $0.41 per diluted share, in the fourth quarter of 2004. Revenues for the fourth quarter of 2005 were $131.0 million as compared to $112.0 million for the same period in 2004. For the year ended December 31, 2005, Pioneer reported net income of $70.3 million, or $5.95 per diluted share, on revenues of $515.7 million, compared to a net loss of $1.2 million, or $.12 per diluted share, on revenues of $407.1 million for the year ended December 31, 2004.
     Pioneer realized average electrochemical unit, or ECU, netbacks of $619 in the fourth quarter of 2005 and $581 for the full year, compared to average ECU netbacks of $480 in the fourth quarter of 2004 and $393 for all of 2004. Production decreased in 2005, with total production of 671,000 ECUs in 2005, representing approximately 93% of our production capacity, compared to 704,000 ECUs in 2004, representing approximately 97% of our production capacity. Revenues improved in the 2005 periods as compared to 2004 as a result of increased ECU netbacks (partially offset by decreased volumes) and prices for sales of Pioneer’s other products.
     Cost of sales – product increased by $22.8 million for 2005 as compared to 2004. The increase resulted in part from higher variable costs of $14.1 million during the year which consisted of (i) a $23.4 million increase in electricity, salt and other raw material costs being partially offset by $5.0 million due to lower production volumes, (ii) higher freight costs of $2.5 million, which included an increase in freight costs to our customers of $3.8 million, offset in part by reduced charges for freight for product transfer between our terminals, and (iii) $8.0 million in lower purchases for resale. Pioneer’s fixed costs were also $8.7 million higher than in 2004 resulting from maintenance costs which were

$7.9 million higher than in 2004, primarily due to increased maintenance expenses at our Henderson, Becancour and St. Gabriel plants, including $3.6 million of turnaround costs at our St. Gabriel and Henderson plants. Also included in the 2005 period was increased non-variable utilities cost of $2.3 million, a $1.1 million reduction in salaries and other employee-related costs primarily relating to workforce reductions resulting from Pioneer’s organizational efficiency project, a $1.0 million decrease in depreciation expense resulting from the absence of a $3.4 million charge in the first quarter of 2004 that related to Pioneer’s decision to discontinue chlor-alkali production at the Tacoma facility, more than offsetting the additional depreciation of assets at the Tacoma and Cornwall facilities during 2005.
     A fourth quarter increase in cost of sales — product of $10.4 million as compared to the year-earlier period resulted from higher variable costs of $7.1 million and higher fixed costs of $3.3 million. Our variable cost increase in the fourth quarter of 2005, compared to the fourth quarter of 2004, included $10.9 million of increased electricity, salt and other raw materials costs due to higher prices offset in part by $0.9 million from lower production volumes, higher freight costs of $2.5 million, lower purchases for resale of $2.4 million and lower inventory movement of $2.3 million. Our fixed cost increase in the fourth quarter of 2005, compared to the fourth quarter of 2004, included higher non-variable utilities costs of $1.4 million, higher maintenance costs of $0.9 million and higher personnel costs of $0.5 million.
     Selling, general and administrative expenses in 2005 were $10.6 million higher than in 2004, which was primarily attributable to an increase in personnel expenses of $7.7 million (including a higher employee bonus accrual of $6.1 million), additional pension expense in 2005 of $0.8 million as a result of our Cornwall plant shutdown and $0.4 million of employee severance and related costs in connection with the final stages of our organizational efficiency project and Tacoma plant closure. We also incurred higher professional fees in 2005 of approximately $1.2 million. The professional fees in 2005 included $5.1 million for consulting fees related to our Sarbanes-Oxley internal controls compliance efforts. In 2004 our professional fees included consulting fees of $4.3 million related to our organizational efficiency project. Additionally in 2005, we recorded higher bad debt expense of $1.6 million. Fourth quarter selling, general and administrative expenses were $13.0 million and $7.2 million in 2005 and 2004, respectively. The $5.8 million increase was primarily related to additional professional fees of $3.4 million related to Sarbanes-Oxley compliance efforts and a $2.7 million increase in personnel expenses, mainly from the employee bonus accrual for 2005 as compared to 2004.
     Pioneer reported other expense, net of $1.5 million in 2005, primarily reflecting a currency exchange loss, which resulted from a decrease in the exchange rate at which Canadian dollar denominated amounts were converted into U.S. dollar balances (from 1.2020 at December 31, 2004, to 1.1630 at December 31, 2005) compared to $2.8 million of currency exchange loss in 2004. For the three months ended December 31, 2005, other expense, net included $0.4 million of currency exchange loss as compared to $1.7 million of currency exchange loss in the comparable period in the prior year.
     Pioneer’s income tax expense in 2005 was $10.8 million, compared to an income tax expense of $2.1 million in 2004 which change primarily related to higher Canadian taxable net income for 2005 as compared to 2004.
     At December 31, 2005, Pioneer had liquidity of $88.8 million, which included cash and cash equivalents of $62.8 million and available borrowings under Pioneer’s revolving credit facility of $26.0 million, net of letters of credit outstanding as of such date.
     Michael Y. McGovern, Pioneer’s Chairman, President and Chief Executive Officer, stated, “There were numerous positive developments for Pioneer in 2005. Strong demand for both chlorine and caustic soda during the year resulted in higher ECU netbacks, which averaged $619 in the fourth quarter and which led to record net income of $70.3 million for 2005. Our financial results in 2005 were the best in the four years since we emerged from bankruptcy on December 31, 2001, and we believe signify a substantial improvement in the financial health of our company.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

     The Company has filed its annual report on Form 10-K for the year ended December 31, 2005, and has posted it to its Internet web site, so it is readily accessible. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.
     Pioneer will conduct a teleconference on March 20, 2006, at 2:00 p.m. Central time in order to discuss its 2005 financial results. Individuals who are interested in listening to the teleconference may call (888) 497-4618 at that time and request to listen to the Pioneer earnings teleconference. A replay of the teleconference will be available from 4:00 p.m. (Central time) on March 20, 2006, until 4:00 p.m. on March 27, 2006, by dialing (800) 633-8284, reservation #21285677.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the chlor-alkali industry and Pioneer’s operating results, reductions in customer demand and market prices for Pioneer’s products, increases in energy prices that increase the cost of Pioneer’s products, regulatory and other threats to Pioneer’s ability to ship chlorine cost effectively by rail to its customers, disruptions in our operations that may be caused by events beyond our control, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$130,993	$112,040	$515,715	$407,115
Cost of sales — product	(99,933)	(89,528)	(376,225)	(353,454)

Gross profit	31,060	22,512	139,490	53,661
Selling, general and administrative expenses	(12,975)	(7,227)	(38,187)	(27,608)
Other items	1,263	(534)	(1,222)	(3,974)

Operating income	19,348	14,751	100,081	22,079
Interest expense, net	(3,300)	(4,575)	(15,267)	(18,356)
Other expense, net	(414)	(1,725)	(1,543)	(2,838)

Income (loss) before income taxes	15,634	8,451	83,271	885
Income tax (expense) benefit	(2,355)	(3,916)	(10,781)	(2,127)

Income (loss) before cumulative effect of change in accounting principle	13,279	4,535	72,490	(1,242)
Cumulative effect of change in accounting principle, net of tax	(2,194)	—	(2,194)	—

Net income (loss)	$11,085	$4,535	$70,296	$(1,242)

Income (loss) per share:
Basic:
Income (loss) before change in accounting principle	$1.14	$0.44	$6.37	$(0.12)
Cumulative effect of change in accounting principle, net of tax	(0.19)	—	(0.19)	—

Net income (loss)	$0.95	$0.44	$6.18	$(0.12)

Diluted:
Income (loss) before change in accounting principle	$1.12	$0.41	$6.14	$(0.12)
Cumulative effect of change in accounting principle, net of tax	(0.18)	—	(0.19)	—

Net income (loss)	$0.94	$0.41	$5.95	$(0.12)

Weighted average number of shares outstanding:
Basic	11,636	10,359	11,379	10,113
Diluted	11,853	10,941	11,808	10,113

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2005	2004
Assets
Current assets	$151,603	$90,983
Net property, plant and equipment	158,960	172,198
Other assets, net	4,310	4,359
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$398,937	$351,604

Liabilities and stockholders’ equity
Current liabilities	$59,932	$42,819
Long-term debt, less current portion	152,739	200,797
Other long-term liabilities and accrued pension and other employment benefits	81,276	70,093
Total stockholders’ equity	104,990	37,895

Total liabilities and stockholders’ equity	$398,937	$351,604

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2005	2004
Operating activities:
Net income (loss)	$70,296	$(1,242)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	24,564	25,514
Provision for (recovery of) loss on accounts Receivable	1,185	(384)
Deferred tax expense (benefit)	8,636	2,127
(Gain) loss on disposal of assets	316	(10)
Currency exchange loss	1,470	2,840
Cumulative effect of change in accounting principle	2,194	—
Net effect of changes in operating assets and liabilities	(5,713)	(9,552)
Other	—	346

Net cash flows from operating activities	102,948	19,639

Investing activities:
Capital expenditures	(12,605)	(8,384)
Proceeds from disposal of assets	2,255	315

Net cash flows used in investing activities	(10,350)	(8,069)

Financing activities:
Net payments under revolving credit arrangements	—	(16,823)
Repayments of long-term debt	(48,320)	(3,079)
Proceeds from issuance of stock, net	2,226	22,374

Net cash flows from (used in) financing activities	(46,094)	2,472

Effect of exchange rate changes on cash	95	203

Net change in cash and cash equivalents	46,599	14,245

Cash and cash equivalents at beginning of period	16,191	1,946

Cash and cash equivalents at end of period	$62,790	$16,191